Exhibit 99.1

Press Release dated April 1, 2004

NEWS RELEASE

FOR IMMEDIATE RELEASE THURSDAY, APRIL 1, 2004

Contacts:	W. Brian Kretzmer	James W. Dolan
	MAI Systems Corporation	MAI Systems Corporation
	Chief Executive Officer	Chief Financial Officer
	949-598-6160	949-598-6404
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI Systems Reports Fiscal Year 2003 Results

LAKE FOREST, CA (April 1, 2004) . . . MAI Systems Corporation (OTCBB: MAIY.OB) announced today that its 2003 revenue, net income, and income per share from continuing operations were $19.3 million, $0.4 million, and $0.02 respectively. This compares to $21.9 million, $0.4 million, and $0.03 respectively for 2002, on the same basis.

MAI Chief Executive Officer W. Brian Kretzmer commented, “I am pleased that our hospitality business was profitable for the fourth consecutive year despite a very difficult lodging market. We continued to make progress with our new products, increased our presence in Asia and improved our operations. In March 2003 we relocated our headquarters to Lake Forest, California and in March of 2004 opened a new development and technical services center in Kuala Lumpur, Malaysia.”

MAI Systems Corporation, headquartered in Lake Forest, California operates worldwide offices for Hotel Information Systems, Inc. sales and service. Hotel Information Systems, Inc. provides total enterprise management solutions, improving critical operations and profitability for global lodging organizations. For information on the Company’s innovative hospitality solutions, call toll-free 800-497-0532, or visit the Hotel Information Systems website at www.hotelinfosys.com.  MAI Systems Corporation can be found on the World Wide Web at www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

MAI SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	(in thousands, except per share data)
	2001	2002	2003
Revenue:
Software	$5,329	$4,585	$3,855
Network and computer equipment	789	996	485
Services	17,650	16,356	15,006
Total revenue	23,768	21,937	19,346

Direct costs:
Software	269	437	587
Network and computer equipment	479	770	370
Services	6,490	5,713	4,563
Total direct costs	7,238	6,920	5,520

Gross profit	16,530	15,017	13,826

Selling, general and administrative expenses	7,927	9,363	9,596
Research and development costs	4,209	3,307	2,828
Amortization of intangibles	731	134	—
Other operating expense (income)	(1,698)	212	62
Operating income	5,361	2,001	1,340

Interest income	72	5	2
Interest expense	(1,545)	(1,495)	(1,219)
Other non-operating expense	(55)	(64)	(81)

Income from continuing operations before income taxes	3,833	447	42
Income tax benefit (expense)	(176)	(30)	311
Income from continuing operations	3,657	417	353
Discontinued operations:
Gain (loss) on disposal of discontinued operations	1,262	(1,021)	—
Loss from discontinued operations	(2,787)	(746)	—
Total loss from discontinued operations	(1,525)	(1,767)	—

Net income (loss)	$2,132	$(1,350)	$353

Income (loss) per share:

Continuing Operations:
Basic income per share	$0.28	$0.03	$0.02

Diluted income per share	$0.28	$0.03	$0.02

Discontinued Operations:
Basic (loss) per share	$(0.12)	$(0.13)	$—

Diluted (loss) per share	$(0.12)	$(0.13)	$—

Net income (loss) per share:

Basic income (loss) per share	$0.16	$(0.10)	$0.02

Diluted income (loss) per share	$0.16	$(0.10)	$0.02

Weighted average common shares used in determining income (loss) per share:

Basic	13,091	13,945	14,538
Diluted	13,263	13,945	14,838

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